EXHIBIT 5.1

[McKenna Long & Aldridge LLP Letterhead]

September 27, 2005

TRX, Inc.

6 West Druid Hills Drive

Atlanta, Georgia 30329

Re:	TRX, Inc. – Registration Statement on Form S-8 for the TRX, Inc. Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to TRX, Inc., a Georgia corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 3,300,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”) of the Company, which Shares may be issued upon the grant or exercise of awards under the TRX, Inc. Omnibus Incentive Plan (the “Plan”).

The opinion hereinafter set forth is given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no other opinion is implied or to be inferred beyond the matters expressly stated. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, the record of corporate proceedings and the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

TRX, Inc.

September 27, 2005

As to various factual matters that are material to our Opinion, we have relied upon: (i) the factual statements set forth in a certificate of an officer of the Company; (ii) the action by Written Consent of the Board of Directors of the Company, dated July 7, 2005; (iii) the action by Written Consent of the Majority Shareholder of the Company, dated July 13, 2005; and (iv) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares pursuant to the Plan. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)	the Shares, when issued in accordance with the terms of the Plan against payment in full of the price therefor, if any, established in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP
McKENNA LONG & ALDRIDGE LLP